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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 15, 1999, with respect to the consolidated financial statements of TransWestern Publishing Company LLC, our report dated December 12, 1998, with respect to the Financial Statements of Universal Phone Books, Inc. and our report dated January 29, 1999, with respect to the financial statements of United Directory Services, Inc., included in the Registration Statement (Form S-4) of TransWestern Publishing Company LLC for the offer to exchange Series D 9 5/8% Senior Subordinated Notes due 2007 for any and all outstanding 9 5/8% Senior Subordinated Notes Due 2007 of TransWestern Publishing Company LLC.


                                                          ERNST & YOUNG LLP


San Diego, California
February 26, 1999